Exhibit 4
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                                                            January 7, 1999
                                                      FOR IMMEDIATE RELEASE
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                 VULCAN MATERIALS COMPANY COMPLETES ACQUISITION
                                  OF CALMAT CO.

      Birmingham, Alabama, January 7, 1999 - Vulcan Materials Company (NYSE:VMC) today announced that it successfully completed its acquisition of CalMat Co. on Wednesday, January 6, 1999, when the merger of a subsidiary of Vulcan and CalMat became effective. As a result of the merger, CalMat has become a wholly-owned subsidiary of Vulcan and CalMat stockholders who did not tender their CalMat shares to Vulcan in its tender offer (other than those stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) have become entitled to receive $31 per share in cash, the same price paid for CalMat shares in the tender offer.

      In connection with the merger, CalMat terminated the registration of its shares with the Securities and Exchange Commission and delisted the CalMat shares from the New York Stock Exchange.

      Donald M. James, Chairman and Chief Executive Officer of Vulcan, said "The acquisition of CalMat further solidifies Vulcan's position as the nation's largest producer of construction aggregates, serving 22 states from Virginia to California. We welcome the employees of CalMat to the Vulcan family, and we look forward to working together to increase earnings and add shareholder value through operating improvements, cost reductions and excellent customer service in the markets we serve. The consummation of this transaction is a significant milestone in Vulcan's' development. We look forward to continued improvement and growth, especially in the states served by CalMat."

      As previously announced, James W. Smack will serve as the President of CalMat which will be operated as a division of Vulcan through its wholly-owned subsidiary.

      Vulcan Materials Company is the largest producer of construction aggregates in the United States and is recognized as one of the nation's leading producers of chemicals.

      CalMat Co. is one of the largest U.S. producers of construction aggregates, asphalt and ready-mixed concrete.





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COMPANY CONTACT: E. STARKE SYNDOR - P.O.. BOX 385014, BIRMINGHAM, ALABAMA 35238
TELEPHONE 205 298-3206
                       Internet: http://www.vulcanmat.com